Zones Announces Financial Results for the Quarter and Year Ended December 31, 2006
AUBURN, WA -- 02/08/2007 -- Zones, Inc. (the "Company," "Zones"™) (NASDAQ: ZONS):

-	2006 earnings increased 57.1% to $0.66 per diluted share compared to earnings of $0.42 per diluted share in 2005
-	Fourth quarter 2006 diluted earnings per share increased 42.9% to $0.20 compared to $0.14 in 2005
-	Fourth quarter net sales grew 16.0% sequentially to $159.9 million
-	Fourth quarter 2006 SMB sales grew 32.3% compared to the prior year
-	Unassisted sales increased to 30.2% of total sales in the fourth quarter

Zones, a single-source direct marketing reseller of name-brand information technology products, today announced its results for the three- and twelve-month periods ended December 31, 2006.

The Company's fourth quarter net income was $3.0 million, or $0.20 per diluted share, compared with net income of $2.0 million, or $0.14 per diluted share, for the same quarter a year ago. Total fourth quarter 2006 net sales were $159.9 million compared to $159.8 million in the fourth quarter of 2005.

For the year ended December 31, 2006, net earnings improved to $9.7 million, or $0.66 per diluted share; this compares to $6.1 million, or $0.42 per diluted share, for 2005. Net sales for the year ended December 31, 2006 increased 1.8% to $577.0 million from $566.6 million for 2005.

Firoz Lalji, CEO, said, "I am very pleased with our fourth quarter and 2006 operating performance. 2006 annual earnings grew 57.1% over our reported earnings for 2005, which were 31.3% higher than 2004. Financial results for our most recent two fiscal years have provided shareholders an average annual return on equity of 20.8% and 15.5%, respectively." Continued Lalji, "Our acceleration in earnings demonstrates the continued fiscal improvements made by the Company in key financial and operating metrics. The 2007 plan is expected to build on our 2006 accomplishments and includes an extensive first half customer management initiative and a first half investment to develop a national field sales presence as another point of contact with current and prospective SMB and Enterprise customers."

Operating Highlights

Consolidated outbound sales increased 1.3% to $157.2 million in the fourth quarter of 2006 compared to $155.1 million in the same period of 2005. Sales to the SMB business grew 32.3% in the quarter compared to the same quarter a year ago. Customer unassisted sales (primarily web-based) were $48.4 million, an increase of 18.6% over the same period of 2005, and represented 30.2% of total fourth quarter 2006 net sales.

Gross profit margin improved 160 basis points to 12.0% in the fourth quarter of 2006, compared to 10.4% in the fourth quarter of 2005. The gross profit margin percentage in the fourth quarter of 2006 was positively affected due to product and customer mix, vendor programs and credits.

Total selling, general and administrative expenses, as a percent of net sales, were 7.8% in the fourth quarter of 2006. This represents an increase from 7.1% in the corresponding period of 2005 and a sequential decline from 8.2% in the third quarter of 2006. The year-over-year increase is due to compensation and benefit related expenses resulting from an increase in sales account executive headcount.

Asset Management

The Company's balance sheet remained strong and ended the year with a cash balance of $9.2 million. Consolidated working capital was $41.7 million at December 31, 2006 compared to $33.4 million at December 31, 2005.

Inventories increased to $21.4 million at December 31, 2006 from $19.7 million at December 31, 2005. The increase is due to on hand customer inventory. Trade accounts receivable decreased to $65.7 million at December 31, 2006 from $68.3 million at December 31, 2005.

About Zones, Inc.

Zones, Inc. is a single-source direct marketing reseller of name-brand information technology products to the small- to medium-sized business market, large and public sector accounts. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Lenovo, Microsoft, Sony and Toshiba.

Incorporated in 1988, Zones, Inc. is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.

A live webcast of the Company's management discussion of the fourth quarter will be available on the Company's Web site at www.zones.com/IR under upcoming events. The webcast will be held Friday, February 9, 2007 at 8:30 am PT.

This press release may contain statements that are forward looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future growth; account executive hiring and productivity; increased expenses of being a public company; pressure on margin; competition; state tax uncertainties; rapid technological change and inventory obsolescence; reliance on vendor relationships; dependence on personnel; potential disruption of business from information systems failure; reliance on outsourced distribution; variations in gross profit margin percentages due to vendor programs and credits, product and customer mix, pricing strategies, and economic conditions; and other risks and uncertainties detailed in the Company's filings with the SEC.

ZONES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	December 31,	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$9,191	$3,195
Receivables, net of allowance for doubtful accounts of $1,936 and $1,562	65,699	68,318
Vendor Receivables	12,556	14,750
Inventories	21,385	19,736
Prepaids	1,076	922
Deferred tax asset	1,473	1,346

Total current assets	111,380	108,267

Property and equipment, net	3,771	3,810
Goodwill	5,098	5,098
	251
Other assets	195	179

Total assets	$120,695	$117,354

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$42,592	$45,359
Inventory Financing	14,385	8,469
Accrued liabilities and other	12,728	9,069
Line of credit	-	10,700
Notes payable to former shareholders of CPCS, Inc.	-	1,272

Total current liabilities	69,705	74,869

Note payable	6	21
Deferred income tax	-	35
Deferred rent obligation	1,502	1,112

Total liabilities	71,213	76,037

Commitments and contingencies

Shareholders' equity:
Common stock	35,983	37,503
Retained earnings	13,499	3,814

Total shareholders' equity	49,482	41,317

Total liabilities & shareholders' equity	$120,695	$117,354

ZONES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the three months		For the twelve months
	ended December 31,		ended December 31,
	2006	2005	2006	2005

Net sales	$159,918	$159,834	$577,027	$566,553
Cost of sales	140,753	143,189	505,508	505,997

Gross profit	19,165	16,645	71,519	60,556
Selling, general and administrative expenses	12,515	11,373	48,434	43,618
Advertising expense	1,873	1,871	7,159	6,618

Income from operations	4,777	3,401	15,926	10,320

Other (income) expense:	(12)	200	270	503

Income before income taxes	4,789	3,201	15,656	9,817
Provision for income taxes	1,807	1,227	5,971	3,766

Net income	$2,982	$1,974	$9,685	$6,051

Basic earnings per share	$0.23	$0.15	$0.73	$0.45
Shares used in computation of basic earnings per share	13,208	13,309	13,195	13,382

Diluted earnings per share	$0.20	$0.14	$0.66	$0.42
Shares used in computation of diluted earnings per share	14,800	14,543	14,756	14,527

Operating Highlights
Supplemental Data

	Three months ended		Twelve months ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Operating Data
Number of orders	103,743	103,613	406,475	398,437
Average order size	1,585	1,591	1,451	1,455
Customer online net sales	48,363,000	40,775,000	172,385,000	103,670,000
Sales force, end of period			342	250

Average Productivity
(annualized)
Per Account
Executive	1,870,000	2,557,000	1,687,000	2,266,000
Per Employee	968,000	1,108,000	873,000	982,000

Product Mix (% of sales)
Notebook & PDA's	12.7%	15.7%	12.4%	15.3%
Desktops & Servers	19.3%	19.8%	20.3%	20.1%
Software	19.7%	14.0%	17.7%	15.9%
Storage	8.0%	9.8%	9.1%	9.1%
NetComm	4.5%	4.7%	4.9%	4.2%
Printers	8.5%	10.1%	8.2%	11.3%
Monitors & Video	11.4%	10.2%	10.4%	9.6%
Memory & Processors	5.8%	6.0%	6.2%	5.4%
Accessories & Other	10.1%	9.7%	10.8%	9.1%

Contact:
Ronald McFadden
Zones, Inc.
Chief Financial Officer
253-205-3000